Exhibit 5.1

March 8, 2012

Huntington Funding, LLC
c/o Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as counsel to Huntington Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the issuance by Huntington Auto Trust 2012-1 (the “Issuing Entity”) of the Offered Notes (as defined in Exhibit A hereto) pursuant to an Indenture (the “Indenture”) dated as of January 31, 2012 between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).  Only the Offered Notes are being offered for sale in a transaction pursuant to the Registration Statement on Form S-3 (File No. 333-179209) (the “Registration Statement”) filed on January 27, 2012 with the Securities and Exchange Commission (the “Commission”).  This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

The Issuing Entity intends to issue the Offered Notes on or about March 8, 2012.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Indenture, dated as of January 31, 2012 (the “Indenture”);

(b)	the Sale and Servicing Agreement, dated as of January 31, 2012;

(c)	the Asset Purchase Agreement, dated as of January 31, 2012, by and between Huntington and the Depositor;

(d)	the Assignment Agreement, dated as of January 31, 2012(the “Assignment”) (i) from Huntington to the Depositor, (ii) from the Depositor to the Trust and (iii) from the Trust to the Indenture Trustee;

(e)	specimens of the Notes;

(f)	the Administration Agreement, dated as of January 31, 2012 (the “Administration Agreement”), by and among the Trust, Huntington, as administrator, the Indenture Trustee and the Owner Trustee;

(g)
the preliminary prospectus supplement for the Notes dated February 27, 2012 (the “Preliminary Prospectus Supplement”) to the base prospectus dated February 27, 2012 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”) and the final prospectus supplement dated March 1, 2012 (the “Prospectus Supplement”) to the Base Prospectus and together with the Prospectus Supplement, the “Prospectus”);

(h)	the organizational documents of the Depositor and the Trust;

(i)	a certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor; and

(j)
originals or copies, certified or otherwise identified to our satisfaction, of all such other records of the Depositor and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

Collectively, documents (a) through (e) are referred to herein as the “Operative Documents”. As to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

    For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to matters of fact, and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and we also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and (other than in respect of the Company) the validity and binding effect thereof on such parties.  We have not independently verified any of these assumptions.

    The opinions expressed in this opinion letter are limited to the laws of the State of Delaware and, solely in connection with the opinion in numbered paragraph (2) below, the laws of the State of New York.  We are not opining on, nor do we assume any responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

    Based upon and subject to the foregoing and other matters stated herein and subject to the qualifications, limitations and assumptions set forth below, it is our opinion that:

(1)	The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and

(2)
When the Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee or Owner Trustee, as applicable, and sold by the Trust, all in accordance with the terms and conditions of the Operative Documents and in the manner described in the Prospectus, the Notes will have been duly authorized and validly issued by the Trust, and constitute valid and binding obligations of the Trust, subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion with respect to provisions relating to severability or separability.

    We hereby consent to the filing of this opinion letter with the Commission as an Exhibit to the Form 8-K filed in connection with the sale of the Offered Securities.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L GATES LLP